Contacts:
Media:	Investors:
Jennifer Violette	Eliot Lurier
Public Relations	Chief Financial Officer
Interleukin Genetics, Inc.	Interleukin Genetics, Inc.
(781) 398-0710	(781) 398-0704
jviolette@ilgenetics.com	elurier@ilgenetics.com

INTERLEUKIN Genetics ANNOUNCES

EXECUTIVE MANAGEMENT CHANGES

WALTHAM, Mass. – August 23, 2012 – Interleukin Genetics, Inc. (OTCQB: ILIU) announced today that Lewis H. Bender has resigned as Chief Executive Officer and as a member of the Board of Directors, effective August 23, 2012, in order to pursue other business opportunities. The Board of Directors has appointed Kenneth S. Kornman, DDS, Ph.D., the Company's founder and current President and Chief Scientific Officer, as Chief Executive Officer and as a member of the Board of Directors. Dr. Kornman will also continue his duties as President and Chief Scientific Officer.

“On behalf of the Board of Directors of Interleukin, I would like to thank Lew Bender for his significant contributions to Interleukin’s development and growth and wish him success in his new endeavors,” stated James Weaver, Chairman of the Board of Directors. “We are very pleased that Ken Kornman has accepted the role of Chief Executive Officer, and we look forward to his leadership of the Company.”

“I welcome the opportunity to lead Interleukin during this exciting time and to work with our new strategic partner, Delta Dental of Michigan, toward our goal of potentially providing more personalized care for the prevention of periodontal disease,” said Ken Kornman. “I also look forward to working with senior management and all Interleukin employees to achieve our collective goal of advancing all of our programs, including our weight management and osteoarthritis programs.”

About Interleukin Genetics, Inc.

Interleukin Genetics, Inc. (OTCQB: ILIU) develops and markets a line of genetic tests under the Inherent Health® and PST® brands. The products empower individuals to prevent certain chronic conditions and manage their existing health and wellness through genetic-based insights with actionable guidance. Interleukin Genetics leverages its research, intellectual property and genetic panel development expertise in metabolism and inflammation to facilitate the emerging personalized healthcare market. The Company markets its tests through partnerships with health and wellness companies, healthcare professionals and other distribution channels. Interleukin Genetics’ flagship products include its proprietary PST genetic risk panel for periodontal disease and tooth loss susceptibility sold through dentists and the Inherent Health Weight Management Genetic Test that identifies the most effective diet and exercise program for an individual based on genetics. Interleukin Genetics is headquartered in Waltham, Mass. and operates an on-site, state-of-the-art DNA testing laboratory certified under the Clinical Laboratory Improvement Amendments (CLIA). For more information, please visit http://www.ilgenetics.com.

Certain statements contained herein are “forward-looking” statements, including statements relating to working with Delta Dental of Michigan to potentially provide more personalized care for the prevention of periodontal disease and advancing our other current programs, including our weight management and osteoarthritis programs. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those risks and uncertainties described in the Interleukin Genetics’ annual report on Form 10-K for the year ended December 31, 2011 and other filings with the Securities and Exchange Commission. Interleukin Genetics disclaims any obligation or intention to update these forward-looking statements.

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